SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the registrant ☒                            Filed by a Party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement.

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

☐	Definitive proxy statement.

☒	Definitive additional materials.

☐	Soliciting material under § 240.14a-12.

JPMORGAN CHASE & CO.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-(6)(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies.

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

As we advised in our proxy statement dated March 31, 2008, we are holding our annual meeting of shareholders on Tuesday, May 20, 2008, at 10:00 a.m., at One Chase Manhattan Plaza located at the corner of Nassau and Liberty Streets in New York City.

We are asking our shareholders to elect twelve directors, approve an amendment to our 2005 Long-Term Incentive Plan, reapprove our Key Executive Performance Plan, ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2008, and vote against the shareholder proposals.

JPMorgan Chase & Co. today filed a Current Report on Form 8-K with the Securities and Exchange Commission to report the following information:

How votes are counted

The following description of how votes are counted corrects a statement in our proxy statement dated March 31, 2008, at page 41, that broker non-votes would have the same effect as abstentions. As described in earlier proxy statements, broker non-votes are not considered shares present for voting purposes, whether for management proposals or for shareholder proposals.

Amendment to the 2005 Long-Term Incentive Plan – The affirmative vote of a majority of the shares of common stock present in person or by proxy at the annual meeting is required to approve the Amendment to the 2005 Long-Term Incentive Plan, provided that a majority of the outstanding shares of common stock entitled to vote on the proposal are voted with respect to the proposal. In determining whether the proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal. Broker non-votes are not considered shares present for voting purposes, but may affect the voting to the extent that broker non-votes cause less than a majority of the outstanding shares of common stock to be voted on the matter.

Other proposals – The affirmative vote of a majority of the shares of common stock present in person or by proxy at the annual meeting is required to approve all other proposals. In determining whether each of the other proposals has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal. Broker non-votes will have no impact since they are not considered shares present for voting purposes.